EXHIBIT 99.2

CAMBER ENERGY, INC.

SECOND AMENDED & RESTATED

COMPENSATION COMMITTEE CHARTER

(Adopted as of September 19, 2024)

1. Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Camber Energy Inc. (the “Company”) will establish and monitor the implementation of the Company’s compensation system.

2. Composition

The Committee will be composed of at least three directors, all of whom satisfy the definition of “independent” in accordance with the requirements of Rule 10C-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of the NYSE American (the “Exchange”). All Committee members shall also be “non-employee directors” as defined by Rule 16b-3 under the Exchange Act and “outside directors” as defined by Section 162(m) of the Internal Revenue Code, as amended. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The independent directors of the Board will annually appoint one member of the Committee as chairperson to serve a one-year term at the first meeting of the Board following the annual stockholder meeting. The chairperson shall be responsible for leadership of the Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

3. Meetings

The Committee will meet from time to time as necessary to carry out its responsibilities, which meetings will generally occur (i) in conjunction with the determination of discretionary compensation awards, (ii) during the preparation of the Company’s annual proxy and (iii) prior to the Company’s annual meeting of the stockholders. A majority of the members of the Committee shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee.

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4. Committee Resources

The Committee will have the authority to obtain advice and seek assistance, in its sole discretion, from a compensation consultant, outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities as set forth in this charter. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any such advisor retained by the Committee. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to such advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other advisor to the Committee, and the authority granted in this charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of the duties of the Committee.

The Committee may select a compensation consultant, legal counsel or other advisor to the Committee (other than the Company’s in-house counsel) only after taking into consideration all factors relevant to that person’s independence from management, including the following requirements of Rule 10C-1 under the Exchange Act and the listing standards of the Exchange:

1. The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

2. The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

3. The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

4. Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee;

5. Any stock of the Company owned by the compensation consultant, legal counsel or other advisor; and

6. Any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.

The Committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, only after considering the factors specified above. The Committee is required to conduct the independence assessment with respect to any compensation consultant, outside legal counsel or other advisor that provides advice to the Committee. The Committee is not required to conduct the independence assessment with respect to any compensation consultant, legal counsel or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company and that is generally available to all salaried employees or providing information that is either not customized for a particular company or that is customized based on parameters that are not developed by the compensation consultant or advisor, and about which the compensation consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S--K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation shall not be retained by the Company for any compensation or other human resource matters.

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5. Responsibilities

The Committee’s basic objective is to develop an executive compensation system that is competitive with the Company’s peers and encourages both short-term and long-term performance in a manner beneficial to the Company and its operations. In achieving these objectives, the Committee will have the following responsibilities:

•	Establish compensation policies that effectively attract, retain and motivate executive officers to successfully lead and manage the Company;

•	Review and approve annually corporate goals and objectives relevant to CEO compensation, evaluate at least annually the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In evaluating and determining the CEO’s compensation, the Committee shall consider, to the extent it deems appropriate in its sole discretion, the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act;

•	Consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation;

•	Review, evaluate and approve all compensation of directors and executive officers, including salary adjustments, bonuses, stock awards, stock option grants, perquisites and other benefits. In evaluating and approving executive compensation, the Committee shall consider, to the extent it deems appropriate in its sole discretion, the most recent Say on Pay Vote;

•	Review and make recommendations to the Board with respect to the adoption, amendment and termination of the Company’s compensation plans, oversee their administration and discharge any duties imposed on the Committee by any such plans. In reviewing and making recommendations regarding incentive compensation plans and equity-based plans, including whether to adopt, amend, or terminate any such plans, the Committee shall consider, to the extent it deems appropriate in its sole discretion, the results of the most recent Say on Pay Vote;

•	Establish and monitor compliance with stock ownership guidelines for directors and executive officers;

•	Review, evaluate and make recommendations to the Board with respect to the approval of the employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change of control, for the CEO and other executive officers;

•	Review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, and recommend that the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and proxy statement;

•	Prepare the compensation committee report on executive compensation required to be included in the Company’s proxy statement, in accordance with applicable rules and regulations;

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•	Review and approve or disapprove of any non-contractual severance, tenure or change-in-control payments;

•	Review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•	Review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement;

•	Periodically review the Company’s Compensation Recovery Policy and its application;

•	Periodically review the Company’s executive management, including the CEO, and the steps being taken to assume the succession of qualified officers of the Company and its subsidiaries;

•	To oversee engagement with stockholders and proxy advisory firms on executive compensation matters;

•	Perform any other activities consistent with this charter, the Company’s bylaws and governing law as the Committee or the Board deems appropriate.

6. Performance Evaluation

The Committee will conduct an evaluation of the Committee’s performance and charter at least annually, and will report to the Board the results of such evaluation and any recommended changes to this charter.

7. Disclosure of Charter

This charter will be made available on the Company’s website.

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